SMITH BARNEY OREGON MUNICIPALS FUND
                          10f-3 REPORT
              March 1, 1997 through August 31, 1997


                                                  % of
                    Trade                   Par
Purchase       Fund % of
Issuer                   Date Selling Dealer Amount         Price
Assets    Issue

Puerto Rico G.O.              3/31/97   Lehman Brothers
$700,000       $93.725        2.74%     0.71%
5.375% due 7/1/2025

Oregon Dept. of Admin.        4/17/97   Bear Stearns      500,000
97.995         2.01 1.29
5.80% due 5/1/2024

Puerto Rico Elec. Power Auth. 5/9/97    Bear Stearns      500,000
95.616         1.89 0.35
5.68% due 7/1/2027

Puerto Rico Pub. Bldgs.       6/13/97   Morgan Stanley    500,000
92.691         1.76 1.70